SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 7, 2009

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BROOKLINE BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23695	04-3402944
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

160 Washington Street, Brookline, Massachusetts	02447-0469
(Address of principal executive offices)	(Zip Code)

(617) 730-3500
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02     Termination of a Material Definitive Agreement.

Brookline Bank (the “Association”), a wholly-owned subsidiary of Brookline Bancorp, Inc. (the “Company”), and Eastern Funding LLC (“Eastern Funding”), an 86% owned finance company subsidiary of the Association, stipulated and consented to a Cease and Desist Order (“Order to Cease and Desist”) issued by the Office of Thrift Supervision (the “OTS”) which became effective on February 20, 2009. The description of the Order to Cease and Desist set forth in this Item 1.02 is qualified in its entirety by reference to the Order to Cease and Desist, a copy of which was attached as Exhibit 99.1 to a Form 8-K filed by the Company on February 20, 2009.

The Order was issued as a result of matters relating to compliance with certain laws and regulations, including the Bank Secrecy Act (“BSA”), Anti-Money Laundering (“AML”) and Office of Foreign Control (“OFAC”) Compliance Programs by Eastern Funding and the indirect automobile lending department of the Association. The Order to Cease and Desist required Eastern Funding and the indirect automobile lending department of the Association to conduct a thorough risk assessment of their BSA/AML/OFAC risk exposure, develop and implement a comprehensive BSA/AML/OFAC Program and to take certain other actions identified by the OTS in the Order to Cease and Desist.

Eastern Funding and the Association performed the actions required as specified in the Order to Cease and Desist and reported those actions to the OTS by the stipulated deadline dates.

Effective August 7, 2009, the OTS issued an Order terminating in its entirety their Order to Cease and Desist that went into effect on February 20, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROOKLINE BANCORP, INC.

Date:	August 10, 2009	By:	/s/ Paul R. Bechet
Paul R. Bechet
Senior Vice President and Chief Financial Officer